Exhibit 99.1

PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Director, Investor Relations	July 31, 2008
(804) 788-1824

MASSEY ENERGY REPORTS RECORD SECOND QUARTER OPERATING

RESULTS, OFFSET BY LITIGATION CHARGE

Second Quarter Highlights

•	Produced coal revenue increased 38 percent to $710.3 million

•	Produced coal tons sold increased 8 percent

•	Operating cash margin per ton increased 83 percent

•	EBITDA (excluding WP litigation charge) increased 65 percent to $199.0 million

•	Plans to construct additional preparation plants announced

•	36 million tons of planned production for 2009 and 2010 remain unsold or unpriced, including approximately 18 million tons of metallurgical coal

Richmond, Virginia, July 31, 2008 - Massey Energy Company (NYSE: MEE) today reported a year over year increase of 38 percent in second quarter produced coal revenue and an 8 percent increase in produced coal tons sold, highlighting the strength of the Company’s expanding operations in Central Appalachia. Produced coal revenue for the quarter was a record $710.3 million compared to $516.2 million in the second quarter of 2007. Produced tons sold reached 10.8 million in the quarter compared to 10.0 million in the second quarter last year. In addition to the higher volume, the increased produced coal revenue was driven by an 83 percent increase in export shipments and a 36 percent increase in metallurgical coal sales. This combination resulted in average produced coal revenue per ton of $65.78, up 28 percent compared to the second quarter of last year.

During the quarter the Company booked a pre-tax charge of $245.3 million related to the ongoing litigation with Wheeling-Pittsburgh Steel Company (“WP litigation charge”—see note 2). This charge offset the strong operating results of the quarter. Including the WP litigation charge, Massey reported a net loss of $93.3 million or $1.16 per share for the second quarter of 2008. EBITDA was a negative $46.3 million for the second quarter and positive $83.0 million for the first six months of 2008.

Excluding the WP litigation charge, Massey posted record quarterly results. For the second quarter, net income excluding the WP litigation charge was $92.2 million or $1.15 per share compared to net income of $34.9 million or $0.43 per share in the second quarter of 2007. EBITDA excluding the WP litigation charge in the second quarter of 2008 was $199.0 million, an increase of 65 percent over the EBITDA of $120.3 million achieved in the second quarter of 2007 (for a reconciliation of non-GAAP measures see the notes to the accompanying financial tables).

Commenting on the Company’s second quarter operations, Massey’s Chairman and Chief Executive Officer Don Blankenship said, “Our members and our resource groups performed well in the second quarter and we were pleased with our operating results. Produced coal revenue and average revenue per ton reached new records and, excluding the Wheeling Pitt charge, we also set new records for operating cash margin per ton, EBITDA and earnings per share. We continued to make good progress with our expansion plans during the quarter and most of our projects are on or ahead of schedule.”

For the first half of 2008, Massey generated produced coal revenue of $1.25 billion and recorded a net loss of $51.4 million or $0.64 per share. Net income excluding the WP litigation charge was $134.1 million or $1.68 per share. This compared to $1.04 billion in produced coal revenue and $67.5 million in net income or $0.84 per share in the first half of 2007. EBITDA excluding the WP litigation charge was $328.3 million in the first half of 2008 compared to EBITDA of $238.1 million in the first six months of 2007.

Massey’s second quarter operating cash margin per ton of $15.94 represented an increase of 83 percent compared to the operating cash margin per ton of $8.72 reported in the second quarter of 2007. The increased cash margin was driven by a 28 percent increase in averaged realized prices on coal shipped in the second quarter of $65.78 per ton compared to $51.40 per ton in the second quarter 2007. Average realized prices were driven by a 36 percent increase in metallurgical coal shipments and increased average coal prices per ton in all coal categories. Average cash costs per ton for the second quarter were $49.84 compared to $42.68 in the second quarter of 2007 due to increases in sales related costs on the higher realized prices; higher labor, diesel fuel, stock-based compensation costs also contributed to the higher cash cost per ton result.

Other income totaled $26.9 million in the quarter and included a pre-tax gain of $15.3 million from a coal reserves exchange transaction completed during the quarter. This compared to other income of $32.8 million in the second quarter of 2007, which included a $10.3 million pre-tax gain on a coal reserve trade.

2nd Quarter Comparative Statistics

	2nd Qtr. 2008	1st Qtr. 2008	2nd Qtr. 2007
Produced tons sold (millions)	10.8	9.6	10.0
Produced coal revenue ($ millions)	$710.3	$543.2	$516.2
Produced coal revenue per ton	$65.78	$56.36	$51.40
Average cash cost per ton	$49.84	$45.62	$42.68
EBITDA ($ millions)	$(46.3)	$129.2	$120.3
EBITDA (excluding WP litigation charge) ($ millions)	$199.0	$129.2	$120.3

First Half Comparative Statistics

	2008	2007
Produced tons sold (millions)	20.4	20.0
Produced coal revenue ($ millions)	$1,253.5	$1,035.9
Produced coal revenue per ton	$61.34	$51.83
Average cash cost per ton	$47.85	$42.52
EBITDA ($ millions)	$83.0	$238.1
EBITDA (excluding WP litigation charge) ($ millions)	$328.3	$238.1

Expansion Update - New Preparation Plants Announced

Significant second quarter achievements toward Massey’s previously announced expansion plans included the completion of the Norfolk Southern rail siding and 130 car unit train loadout, the start up of two new mines and the completion of nine miles of raw coal transportation beltline at the Mammoth Energy resource group. The existing portion of the beltline is now operating and the project will be completed when four more miles of beltline are added during the third quarter. Additionally, the previously announced new slope to the Pond Creek seam was completed by Massey’s Process Energy subsidiary and the new M-3 Energy mine in the Williamson seam was opened at the Sidney Coal resource group. Production at both of these new operations is expected to normalize during the third quarter.

Noteworthy advances in the expansion of surface mining operations included the relocation and return to production of a large electric shovel at the Republic Energy resource group, and the addition of new excavators at the Republic Energy and Black Castle resource groups.

Massey also announced plans to build 3 to 6 new preparation plants and shipping loadouts over the next two years. One of these preparation plants, already under construction at the Company’s Inman Coal resource group in Boone County, WV, is expected to be completed this year. Construction is scheduled to begin soon on another new preparation plant at the Coalgood Energy resource group in Harlan County, KY. The locations of the remaining new plants were not disclosed as plans have not yet been finalized. Massey expects the new plants to improve its already superior competitive position by providing a number of advantages including processing cost reductions, increased processing capacity, reduced freight costs for customers and the elimination of mine to plant trucking expenses.

Coal Market Overview

Pricing for Massey’s core products was very strong in the second quarter and remains so to date.

•

Eastern U.S. steam coal prices increased dramatically during the second quarter, driven by continued strong demand from the export market. Pricing for prompt delivery NYMEX spec coal increased approximately 85 percent from March 31 to June 30, ending the month and quarter at nearly $140.00 per ton.

•

Prompt delivery coal prices for 12,500 btu steam coal continue to be $150.00 to $160.00 per ton in July and we believe the underlying market fundamentals remain unchanged. Global supply of coal remains tight and demand for coal is increasing.

•	Bench mark prices for metallurgical coal have been established at $300.00 per metric tonne, FOB terminal. Massey has been able to sign supply agreements at this price.

“During the quarter we made extensive visits to some of the world’s most rapidly developing countries,” Blankenship added. “Based on discussions with customers and potential customers, and visits to several power and coke construction projects, I came away convinced that the world’s need for coal will continue to grow at a rapid rate. The high quality and diversity of the coal we produce as well as our leading market position in Central Appalachia will enable us to compete effectively to serve these growing export energy markets. We are very pleased with our market and production positions and our opportunities to grow our business with both new and existing customers. We are particularly pleased to have reached agreements on several multi-year deals to supply coal to Asian customers.”

Massey believes the demand for Central Appalachia coal is likely to exceed supply for the foreseeable future due to the following factors:

•

In spite of all-time high prices, Central Appalachian coal production declined by an estimated 0.7 percent in the first half of 2008 after being down 4.5 percent in 2007 according to the U.S. Energy Information Administration.

•

Coal burn at utilities in the southeastern United States was down 1.7 percent through the first 6 months of the year, however, their receipts of coal were down 10.7 percent. As a result, coal stock piles in terms of days of burn are down 28.3 percent compared to the same period last year.

•

Steam coal export volumes and prices have continued to strengthen, as rapidly growing Asian energy demands have impacted the supply and demand balance for steam coal in the Atlantic Basin. Export prices from the U.S. are also being supported by high ocean freight rates, continuing supply limitations from non-U.S. Atlantic Basin suppliers, and a weak U.S. dollar.

•

The quality of Central Appalachia coal allows it to enjoy significant market diversity and its proximity to sea ports makes it a highly desirable source of energy to fill the growing demand in the Atlantic Basin.

•

Steam coal export volumes by U.S producers have continued to be strong. Total steam coal exports are up 55.6 percent through the first 5 months of the year. The greatest increase in steam coal exports has come from the Southeast Atlantic ports consisting almost exclusively of Central Appalachia coal.

•	Continued economic expansion in the world’s largest developing countries is driving higher demand for steel, significantly increasing the global demand for metallurgical coal.

•	Total U.S. exports of metallurgical coal have increased 55.5 percent year-to-date with over half of the increase being shipped through Southeast Atlantic ports.

•	Vertical integration by steel producers has and will continue to drive consolidation within global metallurgical coal production and could result in additional supply constraints.

Guidance and Commitments

The Company continues to project 2008 produced coal shipments will be between 41.5 and 43.0 million tons, with average produced coal realization between $65.00 and $66.00 per ton. Excluding the WP litigation charge, average cash cost per ton for the full year 2008 is expected to be between $47.00 and $50.00. Other income is expected to be between $20 and $100 million.

For 2009 Massey expects produced coal shipments to be in the range of 46.0 to 48.0 million tons, 13.0 to 14.0 million tons of which will be metallurgical coal. For the total tons shipped, the average price is expected to be in the range of $84.00 to $92.00 per ton. The Company currently has approximately 6 million unsold or unpriced tons for 2009, substantially all of which are of metallurgical quality. Cash costs for 2009 are expected to be in the range of $52.00 to $60.00 per ton.

Based on current coal market conditions and the Company’s expansion plans, Massey expects to ship approximately 50.0 million tons in 2010, 15 million tons of which are expected to be metallurgical coal. The Company has approximately 30 million unsold or unpriced tons for 2010, of which approximately 12 million tons are of metallurgical quality. While it is difficult to accurately project pricing 2 years in the future, the Company expects strong pricing for its remaining unsold 2010 tons. Current expectations are that 2010 average price realization will be in the range of $115.00 to $132.00 per ton.

Changes to Company issued guidance are summarized below:

	2008		2009		2010
(In millions except per ton amounts)	Previous Estimate	Current Estimate	Previous Estimate	Current Estimate	Previous Estimate	Current Estimate
Shipped Tons	41.5 to 43.0	41.5 to 43.0	46.0 to 48.0	46.0 to 48.0	50.0	50.0
Average Price/Ton	$61 to $63	$65 to $66	$65.00 to $74.00	$84.00 to $92.00	$75.00 to $87.00	$115.00 to $132.00
Cash Cost/Ton	$45.00 to $47.50	$47.00 to $50.00	—	$52.00 to $60.00	—	—
CAPEX (approx)	$550	$650	—	—	—	—
Other Income	$20 to $100	$20 to $100	—	—	—	—

Liquidity and Capital Resources

Massey ended the month of June 2008 with available liquidity of $445.6 million compared to $489.6 million at March 31, 2008. The Company’s available liquidity at June 30, 2008 included $93.7 million available on its asset-based revolving credit facility and $351.9 million in cash. Total debt at June 30, 2008 was $1,104.0 million compared to $1,104.6 million at December 31, 2007.

Massey’s total debt-to-book capitalization ratio increased to 59.5 percent at June 30, 2008 compared to 58.5 percent at December 31, 2007. After deducting available cash of $351.9 million and restricted cash of $96.0 million, which supports letters of credit and other obligations, net debt totaled $656.1 million. Total net debt-to-book capitalization increased to 46.6 percent at June 30, 2008 compared to 45.1 percent at December 31, 2007.

As a result of intensive expansion efforts, capital expenditures increased to $178.2 million in the second quarter of 2008 compared to $76.8 million in the second quarter of 2007. The expansion work is scheduled to continue at an accelerated rate throughout the year. Full year 2008 CAPEX is now expected to approximate $650 million.

Depreciation, depletion and amortization (DD&A) was $62.3 million in the second quarter of 2008 compared to $60.2 million in the second quarter of 2007. DD&A is expected to total between $255 and $270 million for the full year 2008.

Conference Call, Webcast and Replay

Members of the Company’s senior management will hold a conference call to discuss the second quarter results and operations on Friday, August 1, 2008, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the call will be available at the same site through September 1, 2008.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue and is included in the S&P 500 index.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others: worldwide market demand for coal, electricity and steel; the successful completion of acquisition, disposition or financing transactions; future economic or capital market conditions; foreign currency fluctuations; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; competition among coal producers in the United States and internationally; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities to meet market expectations and customer requirements; the Company’s strategic plans and objectives for future operations and expansion or consolidation; the Company’s assumptions and projections concerning economically recoverable coal reserve estimates; failure to receive anticipated new contracts; the Company’s reliance upon and relationships with our customers and suppliers; the creditworthiness of the Company’s customers and suppliers; adjustments made in price, volume or terms to existing coal supply agreements; the Company’s ability to manage production costs, including labor costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to obtain and renew permits necessary for existing and planned operations; the cost and availability of surety bonds; the Company’s ability to attract, train and retain a skilled workforce to meet replacement or expansion needs; the cost and availability of transportation for the Company’s produced coal; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; and environmental concerns related to coal mining and combustion.

Additional information concerning these and other factors can be found in press releases and Massey’s public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed on February 29, 2008, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). For further information, please visit Massey’s website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues
Produced coal revenue	$710.3	$516.2	$1,253.5	$1,035.9
Freight and handling revenue	83.4	39.9	148.5	83.7
Purchased coal revenue	6.9	31.3	17.6	56.5
Other revenue	26.2	30.4	51.9	49.0

Total revenues	826.8	617.8	1,471.5	1,225.1
Costs and expenses
Cost of produced coal revenue	499.7	409.0	917.9	811.5
Freight and handling costs	83.4	39.9	148.5	83.7
Cost of purchased coal revenue	5.6	27.2	15.4	49.3
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	61.5	59.4	120.8	120.8
Selling, general and administrative	0.8	0.8	1.8	1.6
Selling, general and administrative	38.5	19.7	60.0	38.4
Other expense	0.6	1.7	1.4	4.1
Litigation charge	245.3	—	245.3	—

Total costs and expenses	935.4	557.7	1,511.1	1,109.4

(Loss) Income before interest and taxes	(108.6)	60.1	(39.6)	115.7
Interest income	3.6	6.8	8.8	12.2
Interest expense	(20.8)	(21.6)	(41.8)	(43.1)

(Loss) Income before taxes	(125.8)	45.3	(72.6)	84.8
Income tax benefit (expense)	32.5	(10.4)	21.2	(17.3)

Net (loss) income	$(93.3)	$34.9	$(51.4)	$67.5

Net (loss) income per share
Basic	$(1.16)	$0.43	$(0.64)	$0.84

Diluted	$(1.16)	$0.43	$(0.64)	$0.83

Shares used to calculate net (loss) income per share
Basic	80.2	80.6	80.0	80.6

Diluted	80.2	81.7	80.0	81.3

EBIT	$(108.6)	$60.1	$(39.6)	$115.7
EBITDA	$(46.3)	$120.3	$83.0	$238.1

	Three months ended		Six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Produced tons sold:
Utility	6.8	6.9	13.2	13.5
Metallurgical	3.0	2.2	5.2	4.5
Industrial	1.0	0.9	2.0	2.0

Total produced tons sold	10.8	10.0	20.4	20.0

Total tons produced	10.5	10.2	20.5	20.7

Produced coal revenue per ton sold
Utility	$47.39	$45.17	$47.63	$45.09
Metallurgical	$109.58	$72.16	$97.14	$72.94
Industrial	$59.99	$49.34	$57.49	$50.24
Produced coal revenue per ton sold	$65.78	$51.40	$61.34	$51.83

Average cash cost per ton	$49.84	$42.68	$47.85	$42.52
Capital expenditures	$178.2	$76.8	$301.8	$136.7
Number of employees	5,877	5,389	5,877	5,389

	June 30, 2008	December 31, 2007
ASSETS

Cash and cash equivalents	$351.9	$365.2
Trade and other accounts receivable	256.6	156.6
Inventories	188.6	183.4
Other current assets	191.3	182.2
Net property, plant and equipment	2,001.0	1,793.9
Other noncurrent assets	176.6	179.4

Total assets	$3,166.0	$2,860.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$1.9	$1.9
Other current liabilities	679.1	366.0
Long-term debt	1,102.1	1,102.7
Other noncurrent liabilities	631.4	606.1

Total liabilities	2,414.5	2,076.7

Total stockholders’ equity	751.5	784.0

Total liabilities and stockholders’ equity	$3,166.0	$2,860.7

Note 1: The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey Energy employees and directors each period and debt securities convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the three and six months ended June 30, 2008 and 2007, as such inclusion would result in antidilution.

Note 2: Litigation charge shown in Costs and expenses for the three and six months ended June 30, 2008, relates to an accrual recorded in the second quarter of 2008 in the amount of $245.3 million ($185.5 million after-tax) for a specific legal action. On May 22, 2008, the West Virginia Supreme Court of Appeals (“WV Supreme Court”) decided not to hear an appeal of the verdicts against Massey Energy or its subsidiary Central West Virginia Energy Company (“CWVE”) that awarded damages in favor of Wheeling-Pittsburgh Steel Corporation and Mountain State Carbon, LLC in the amount of $219.9 million, comprised of $119.9 million compensatory and $100 million punitive damages (plus an additional $24 million of pre-judgment interest). The WV Supreme Court currently has extended its stay of the underlying verdict through September 23, 2008, while CWVE and Massey Energy petition the United States Supreme Court to review the matter. During such time the $50 million bond previously posted by Massey Energy will remain in place. If after September 23, 2008, Massey Energy has not heard whether the United States Supreme Court will review the matter, they will request that the stay entered by the WV Supreme Court be extended. If the WV Supreme Court rejects this request, they will request a stay from the United States Supreme Court. Though Massey Energy believes its petition to the United States Supreme Court has merit, it recognizes that few cases are accepted for review. As discussed above, in the second quarter of 2008, Massey Energy increased its legal accrual for this case by $245.3 million for a total accrual of $262.7 million, including interest, recorded in Other current liabilities.

Note 3: “Net income excluding the WP litigation charge” is defined as Net (loss) income before the Wheeling Pittsburgh legal reserve increase (see Note 2) (which we consider a significant item that is not related to our ongoing, underlying business and which distorts comparability of results). Although Net income excluding the WP litigation charge is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), management believes that it is useful to an investor in evaluating Massey because it provides a picture of our results that is comparable among periods since it excludes the impact of an item which is non-recurring and distorts comparisons between periods. Net income excluding the WP litigation charge does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Net income excluding the WP litigation charge is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net (loss) income to Net income excluding the WP litigation charge and the related per basic share amounts.

	Three months ended June 30,				Six months ended June 30,
	2008	Per Share	2007	Per Share	2008	Per Share	2007	Per Share
Net (loss) income	$(93.3)	$(1.16)	$34.9	$0.43	$(51.4)	$(0.64)	$67.5	$0.84
Plus: Litigation charge, net of tax	185.5	2.31	—	—	185.5	2.32	—	—

Net income excluding the WP litigation charge	$92.2	$1.15	$34.9	$0.43	$134.1	$1.68	$67.5	$0.84

Note 4: EBIT is defined as Income before interest and taxes. EBITDA is defined as Income before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). EBITDA excluding the WP litigation charge is defined as EBITDA before the Wheeling Pittsburgh legal reserve increase (see Note 2) (which we consider a significant item that is not related to our ongoing, underlying business and which distorts comparability of results). Although neither EBIT, EBITDA nor EBITDA excluding the WP litigation charge are measures of performance calculated in accordance with GAAP, we believe that both measures are useful to an investor in evaluating us because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. Neither EBIT, EBITDA nor EBITDA excluding the WP litigation charge purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because neither EBIT, EBITDA nor EBITDA excluding the WP litigation charge are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net income to EBIT, EBITDA and EBITDA excluding the WP litigation charge.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net (loss) income	$(93.3)	$34.9	$(51.4)	$67.5
Plus: Income tax (benefit) expense	(32.5)	10.4	(21.2)	17.3
Plus: Net interest expense	17.2	14.8	33.0	30.9

EBIT	(108.6)	60.1	(39.6)	115.7
Plus: Depreciation, depletion and amortization	62.3	60.2	122.6	122.4

EBITDA	(46.3)	120.3	83.0	238.1
Plus: Litigation charge	245.3	—	245.3	—

EBITDA excluding the WP litigation charge	$199.0	$120.3	$328.3	$238.1

Three months ended
March 31, 2008
Net income	$41.9
Plus: Income tax expense	11.3
Plus: Net interest expense	15.8

EBIT	69.0
Plus: Depreciation, depletion and amortization	60.2

EBITDA	129.2
Plus: Litigation charge	—

EBITDA excluding the WP litigation charge	$129.2

Note 5: Average cash cost per ton is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (“SG&A”) (excluding DD&A), divided by the number of produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to investors in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Three months ended June 30,				Six months ended June 30,
	2008		2007		2008		2007
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton
Total costs and expenses	$935.4		$557.7		$1,511.1		$1,109.4
Less: Freight and handling costs	83.4		39.9		148.5		83.7
Less: Cost of purchased coal revenue	5.6		27.2		15.4		49.3
Less: Depreciation, depletion and amortization	62.3		60.2		122.6		122.4
Less: Other expense	0.6		1.7		1.4		4.1
Less: Litigation charge	245.3		—		245.3		—

Average cash cost	$538.2	$49.84	$428.7	$42.68	$977.9	$47.85	$849.9	$42.52

	Three months ended
	March 31, 2008
	$	per ton
Total costs and expenses	$575.6
Less: Freight and handling costs	65.0
Less: Cost of purchased coal revenue	9.9
Less: Depreciation, depletion and amortization	60.2
Less: Other expense	0.8
Less: Litigation charge	—

Average cash cost	$439.7	$45.62

Note 6: The Company’s debt is comprised of the following:

	June 30, 2008	December 31, 2007
6.785% senior notes due 2013, net of discount	$755.7	$755.4
6.625% senior notes due 2010	335.0	335.0
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.1	0.7
Capital lease obligations	7.9	8.9
Fair value hedge adjustment	(4.3)	(5.0)

Total debt	1,104.0	1,104.6
Less: short-term debt	1.9	1.9

Total long-term debt	$1,102.1	$1,102.7

Note 7: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey Energy because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. The table below reconciles the GAAP measure of Long-term debt to Net debt.

	June 30, 2008	December 31, 2007
Long-term debt	$1,102.1	$1,102.7
Plus: Short-term debt	1.9	1.9
Less: Cash and cash equivalents	351.9	365.2
Less: Restricted cash	96.0	96.0

Net debt	$656.1	$643.4

Note 8: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 7) divided by the sum of Net debt and Total shareholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	June 30, 2008	December 31, 2007
Long-term debt	$1,102.1	$1,102.7
Plus: Short-term debt	1.9	1.9

Total debt (numerator)	1,104.0	1,104.6
Plus: Total stockholders’ equity	751.5	784.0

Book capitalization (denominator)	$1,855.5	$1,888.6

Total debt-to-book capitalization ratio	59.5%	58.5%

Net debt (from Note 7) (numerator)	656.1	643.4
Plus: Total stockholders’ equity	751.5	784.0

Adjusted book capitalization (denominator)	$1,407.6	$1,427.4

Total net debt-to-book capitalization ratio	46.6%	45.1%

Note 9: “Operating cash margin per ton” is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 5). Although Operating cash margin per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company’s profitability from produced tons sold. Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Produced coal revenue to Operating cash margin per ton.

	Three months ended
	June 30, 2008		June 30, 2007
	$	Per ton	$	Per ton
Produced coal revenue	$710.3	$65.78	$516.2	$51.40
Less: Average cash cost (from Note 5)	538.2	49.84	428.7	42.68

Operating cash margin	$172.1	$15.94	$87.5	$8.72

Note 10: Other income is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey Energy because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Other revenue to Other income.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Other revenue	$26.2	$30.4	$51.9	$49.0
Plus: Purchased coal revenue	6.9	31.3	17.6	56.5
Less: Cost of purchased coal revenue	5.6	27.2	15.4	49.3
Less: Other expense	0.6	1.7	1.4	4.1

Other income	$26.9	$32.8	$52.7	$52.1